UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2023

LANNETT COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

COMMISSION FILE NO. 001-31298

State of Delaware	23-0787699
(State of Incorporation)	(I.R.S. Employer I.D. No.)

1150 Northbrook Drive, Suite 155

Trevose, PA 19053

(215) 333-9000

(Address of principal executive offices and telephone number)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	LCI	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On April 4, 2023, Lannett Company, Inc. (the “Company”) issued a press release, a copy of which is included as Exhibit 99.1 hereto and incorporated by reference herein, announcing results from its pivotal clinical insulin trial and an update on conversations with key secured creditors toward a balance sheet deleveraging transaction.

As disclosed in the press release, the Company elected to defer an interest payment on the Company’s unsecured convertible notes and enter a 30-day grace period. The Company’s election to not make the interest payment was not driven by liquidity constraints as the Company has approximately $47 million in unrestricted cash as of March 31, 2023.

If the Company does not make this interest payment within the 30-day grace period, it will constitute an event of default under the indenture governing the convertible notes. If an event of default occurs, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding convertible notes may declare 100% of the principal of, and accrued and unpaid interest on, all the convertible notes to be due and payable immediately. If the convertible notes are accelerated, it will constitute an event of default under the indenture governing the Company’s senior secured notes and the trustee or the holders of not less than 30.0% in aggregate principal amount of the outstanding senior secured notes may declare the principal of the senior secured notes and accrued but unpaid interest thereon to be due and payable immediately and then may exercise rights and remedies under the agreements governing the senior secured notes. If the Company fails to pay the interest on the convertible notes by the end of the grace period or if the convertible notes are accelerated, it will also constitute an event of default under the Company’s second lien credit agreement and the administrative agent, itself or at the request of requisite lenders, may declare the second lien term loans and interest thereon due and payable and exercise all rights and remedies under the second lien credit agreement and related agreements. If the Company fails to pay the interest on the convertible notes by the end of the grace period or if the trustee or holders of the convertible notes are entitled to accelerate the convertible notes, it will also constitute an event of default under the Company’s asset-backed revolving credit agreement and the administrative agent, itself or at the request of requisite lenders, may declare the revolving loans and interest thereon due and payable, terminate commitments and exercise all rights and remedies under the asset-based revolving credit agreement and related agreements.

This Item 8.01 contains forward-looking statements. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, acquisition-related challenges, the regulatory environment, interest rate fluctuations, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results, our ability to remain listed on the New York Stock Exchange and the impact of any delisting, including under the indenture governing our convertible notes, the impact of failure to pay interest when due on our debt, the ability to implement a recapitalization, restructuring or similar transaction and the terms of such a transaction, the impact if any recapitalization, restructuring or similar transaction is implemented under applicable bankruptcy laws, including Chapter 11 of the U.S. Bankruptcy Code, and other risks detailed from time to time in our filings with the Securities and Exchange Commission (“SEC”). These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise and other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, such as public health issues including health epidemics or pandemics, such as the outbreak of the novel coronavirus, whether occurring in the United States or elsewhere, which could disrupt our operations, disrupt the operations of our suppliers and business development and other strategic partners, disrupt the global financial markets or result in political or economic instability. The information in this Form 8-K should be read in conjunction with information in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including the consolidated financial statements and the Management’s Discussion and Analysis of Financial Condition and Results of Operations included therein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1	April 4, 2023 Press Release

104	Cover Page Interactive Data File (embedded within the Inline XRBL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANNETT COMPANY

By:	/s/ Samuel H. Israel
Chief Legal Officer and General Counsel
Date: April 4, 2023

EXHIBIT INDEX

Exhibit:	Description:

99.1	April 4, 2023 Press Release
104	Cover Page Interactive Data File (embedded within the Inline XRBL document)